_________________________________________________________

                             AMENDED AND RESTATED

                           ASSET PURCHASE AGREEMENT

                                    among

                       VICTORIA ACQUISITION GROUP, INC.

                                     and

                           VICTORIA CREATIONS, INC.

                         ___________________________

                           Dated as of May 31, 1996

          _________________________________________________________


                             TABLE OF CONTENTS

     SECTION 1.     SALE AND PURCHASE OF ASSETS; ASSUMPTION OF
                    LIABILITIES. . . . . . . . . . . . . . . . . .   3

     SECTION 2.     CONSIDERATION. . . . . . . . . . . . . . . . .   7

     SECTION 3.     THE CLOSING. . . . . . . . . . . . . . . . . .  10

     SECTION 4.     REPRESENTATIONS AND WARRANTIES OF SELLER.  . .  12

     SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BUYER. . . .  31

     SECTION 6.     DISCLAIMER OF ADDITIONAL AND IMPLIED
                    WARRANTIES . . . . . . . . . . . . . . . . . .  34

     SECTION 7.     CERTAIN COVENANTS AND AGREEMENTS.  . . . . . .  34

     SECTION 8.     CONDITIONS TO OBLIGATIONS OF BUYER.  . . . . .  44

     SECTION 9.     CONDITIONS TO OBLIGATIONS OF SELLER. . . . . .  48

     SECTION 10.    EMPLOYEES. . . . . . . . . . . . . . . . . . .  52

     SECTION 11.    EXPENSES:  TRANSFER/SALES TAXES, ETC.  . . . .  56

     SECTION 12.    GOVERNING LAW; JURISDICTION. . . . . . . . . .  57

     SECTION 13.    EXECUTION, AMENDMENT WAIVER. . . . . . . . . .  57

     SECTION 14.    NOTICES, ETC.  . . . . . . . . . . . . . . . .  58

     SECTION 15.    GENERAL. . . . . . . . . . . . . . . . . . . .  60

     SECTION 16.    ASSIGNMENT.  . . . . . . . . . . . . . . . . .  60

     SECTION 17.    TERMINATION OF AGREEMENT AND BANKRUPTCY COURT
                    APPROVAL OF SALE OTHER THAN TO BUYER.  . . . .  61

     SECTION 18.    PRESS RELEASES.  . . . . . . . . . . . . . . .  64



                          ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of May 24, 1996, as amended and restated as of May 31, 1996 (the "Agreement"), is between VICTORIA ACQUISITION GROUP, INC., a Rhode Island corporation ("Buyer"), and VICTORIA CREATIONS, INC., DEBTOR-IN-POSSESSION, a Rhode Island corporation ("Seller").

                  WHEREAS, Seller engages in the business of designing, manufacturing and distributing costume jewelry throughout the United States and also exports such products principally to Japan and Western Europe (collectively the "Operation"); and

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase certain of the assets and business, as a going concern, of the Operation, on the terms and conditions and for the consideration provided herein; and

                  WHEREAS, Seller has filed a petition for Chapter 11 reorganization relief on February 22, 1996 ("Filing Date") in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"), and since the Filing Date has operated its business as a debtor-in possession in its pending reorganization case ("Reorganization Case"); and

                  WHEREAS, United Merchants and Manufacturers Inc., a Delaware corporation ("UM&M") is the owner of approximately seventy-nine (79%) percent of the issued and outstanding capital stock of Seller; and

                  WHEREAS, UM&M also filed a voluntary petition for Chapter 11 reorganization on the Filing Date in the Bankruptcy Court and operates its business as a debtor-in-possession in its pending reorganization case ("UM&M
        Reorganization Case"); and

                  WHEREAS, UM&M is the owner of 30 Jefferson Park
        Road, Warwick, Rhode Island (the "Jefferson Park Road
        Premises") and 560 Metacom Avenue, Warren, Rhode Island (the "R. J. Premises"); and

                  WHEREAS, UM&M leases the Jefferson Park Road
        Premises and the R. J. Premises to Seller for use in the Operation; and

                  WHEREAS, Buyer desires to lease the Jefferson Park Road Premises and the R. J. Premises from UM&M in connection with its acquisition of certain assets from Seller.

                  NOW THEREFORE, in consideration of the mutual benefits, representations, warranties, promises and covenants contained herein, Seller and Buyer hereby agree as follows:

                  SECTION 1.     SALE AND PURCHASE OF ASSETS;
                                 ASSUMPTION OF LIABILITIES.

                  (a) Sale and Purchase of Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date (as defined in Section 3 hereof) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all assets, properties and rights as of the Closing Date (other than the Excluded Assets (as defined in Section 1(c) hereof), owned by Seller of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated (collectively, the "Assets"). The Assets shall include, without limitation, the following:

                       (i)  all machinery, equipment, furniture and
        fixtures relating to the Operation, including, without limitation, those items set forth on Schedule 6 hereto
        ("Machinery");

                       (ii)  all inventory held for use in the
        conduct of the Operations, including finished goods, work in process and raw materials and supplies on hand
        ("Inventory");

                       (iii) all accounts receivable which relate to the conduct of the Operation ("Accounts");

                       (iv) all customer lists, lists of suppliers, salesmen lists, sales reports, cost sheets, and bills of material, technical information, engineering data, production data, licenses, and license agreements relating to the Operation;

                       (v)  all books, records and other data owned
        or controlled by Seller relating to the Assets and the Operation;

                       (vi) all contract claims and rights relating to the Operation, other than such contracts, claims and rights that pertain to the Excluded Assets;

                       (vii)  all of Seller's goodwill and going
        concern value relating to the Operation or the Assets;

                       (viii) all licenses, permits, approvals and authorizations by governmental authorities relating to the Operation or the Assets; and

                       (ix)  all names, trade names (including
        without limitation, the trade names listed on Schedule 4 hereto, trade secrets, know-how, inventions, patents, processes, methods, technical information, engineering data, production data, license agreements, copyrights and trademarks used in the Operation.

                  (b)  No Encumbrances.  The sale, conveyance,
        assignment, transfer and delivery of the Assets hereunder shall be made free and clear of (i) all liens, claims, interests, and encumbrances (except for those liens, claims, interests and encumbrances listed on Schedule 3 hereto and hereinafter referred to as "Permitted Encumbrances"), with all such liens, claims, interests, and encumbrances to attach to the proceeds of the sale, and (ii) all obligations and liabilities of Seller, except for the Assumed Liabilities (as hereinafter defined in Section 1(d) below) and, if not paid in full by Buyer at the Closing, the Foothill Debt (as hereinafter defined in Section 2(a) hereof).

                  (c)  Excluded Assets.  For purposes of this
        Agreement, the term "Excluded Assets" shall mean (i) refunds or claims for refunds of taxes relating to the Operation for all periods prior to the Closing Date, (ii) bank accounts and all cash on hand, (iii) rights under all insurance programs relating to the Operation or the Assets, (iv) all tax records, if any, in Seller's possession pertaining to tax periods of the Operation ending on or prior to the Closing Date, (v) all fixtures located at the Jefferson Park Road Premises and the R. J. Premises, which fixtures are identified and described on Schedule 3 hereto, and (vi) assets pertaining to the Seller's design workshop (the "Victoria Design Workshop"), which assets are identified and described on Schedule 21 hereto.

                  (d)  Assumption of Liabilities and Obligations.
        At the Closing, Buyer shall assume and agrees to pay, perform and discharge the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

                       (i)  all royalties arising from sales
        occurring after the Closing Date under license agreements set forth on Schedule 4 hereto;

                       (ii) all obligations of Seller arising after the Closing Date under the agreements to which Seller is a party and which are listed on Schedule 12 hereto as contracts to be assumed by Buyer ("Assumed Contracts");

                       (iii)  to the extent payment has not been
        received by Seller therefor, all obligations to perform after the Closing Date under purchase orders received by Seller from any of its customers (or sales contracts sent to customers by Seller reflecting confirmation of either a written or verbal order) as identified on Schedule 15 hereto, or received by Seller in the ordinary course of business between the date Schedule 15 hereto was prepared and the Closing Date, together with any sales commissions owing to any third party with respect to such purchase orders;

                       (iv)  all obligations due after the Closing
        Date under commitments and purchase orders (a) given by the Seller to its vendors (or sales contracts sent to Seller by vendors reflecting confirmation of either written or verbal orders) as identified on Schedule 15 hereto, or (b) given by Seller in the ordinary course of business between the date
        Schedule 15 hereto was prepared and the Closing Date; and

                       (v)  the obligation, if any, to provide
        severance pay in accordance with the provisions of Section
        10(b) hereof.

                  (e) Excluded Liabilities, Obligations. With the exception of (i) the Assumed Liabilities, (ii) if not paid in full by Buyer at the Closing Date, the Foothill Debt (as defined in Section 2(a)) and (iii) all obligations pursuant to Section 10 of this Agreement, the Buyer assumes no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise (such unassumed liabilities and obligations of Seller, are hereinafter referred to collectively as the "Excluded Liabilities" and individually as an "Excluded Liability").

                  SECTION 2.     CONSIDERATION.

                  (a) Consideration. Subject to the terms and conditions of this Agreement, in consideration of, and as full payment for, the sale, conveyance, assignment, transfer and delivery of the Assets, on the Closing Date Buyer shall
        (i) deliver to or for the account of Seller $5,000,000 in cash (the "Cash Consideration"); (ii) either pay or assume the entire debt up to and including the Filing Date (including all principal and interest and any penalties thereon up to the Filing Date) owed by Seller to Foothill Capital Corporation ("Foothill"), which debt (acknowledged by Seller and Buyer to be $19,550,737) is secured by the Assets (the "Foothill Debt"); and (iii) assume the Assumed Liabilities as of the Closing Date; and (iv) obtain the release of Seller from any obligation (including repayment) respecting the Foothill Debt; and (v) obtain the release of UM&M from any obligation respecting the Foothill Debt, including UM&M's guaranty of the Foothill Debt (collectively, the "UM&M Guaranty").

                  As used in this Agreement, the "Purchase Price" shall mean the aggregate of the following: (i) the payment of the Cash Consideration; (ii) the payment or assumption of the Foothill Debt, concurrently with the release of the UM&M Guaranty and Seller's obligations pursuant to the Foothill Debt; and (iii) the assumption of the Assumed Liabilities. At the Closing, Buyer shall execute and deliver to Seller instruments of assignment and assumption, in a form satisfactory to Seller, providing for the assumption by Buyer of the Foothill Debt (if not paid in full) and of the Assumed Liabilities ("Instruments of Assumption").

                  (b) Interim Financing. As a deposit, Buyer shall loan to Seller, or make credit available to Seller, in the form of cash advances or guarantees of letters of credit, for purposes approved by Buyer, the sum of FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS ("Committed D.I.P. Financing"), which Committed D.I.P. Financing shall be entitled to a priority in the Seller's Reorganization Case pari passu with the priority afforded Foothill's claims pursuant to an order to be entered by the Bankruptcy Court in substantially the form of Exhibit D attached hereto and made a part hereof ("D.I.P. Financing Order"). In accordance with the terms of the D.I.P. Financing Order, the Committed D.I.P. Financing shall be repaid to Buyer, together with interest at the Prime Rate quoted by Citibank N.A. from the date such advance or credit is extended to the date of repayment, if this Agreement is terminated in accordance with Section 17 hereof; provided, however, that the Seller shall be under no obligation to repay the Committed D.I.P. Financing and shall be entitled to retain for Seller's account, as liquidated damages and not as a penalty, all amounts received pursuant to the Committed D.I.P. Financing if the Closing does not occur because of the Buyer's failure to perform its obligations hereunder. Upon payment of the aforesaid liquidated damages by cancellation of the Committed D.I.P. Financing obligation, the Buyer shall have no further liability to Seller.

                  At the time this Agreement is executed, Buyer shall deposit $500,000 with Seller's counsel, Skadden, Arps, Slate, Meagher & Flom, to be held in escrow pursuant to the Escrow Agreement set forth as Exhibit H hereto pending receipt of the D.I.P. Financing Order.

                  The D.I.P. Financing Order shall further provide that the Buyer may, in its sole discretion, advance additional funds or extend additional credit in excess of the Committed D.I.P. Financing ("Optional D.I.P. Financing"). The Optional D.I.P. Financing (together with interest at the Prime Rate quoted by Citibank N.A. from the date (or dates) any such additional funds are advanced by Buyer to the date of repayment), shall be repaid by Seller if this Agreement terminates pursuant to Section 17 hereof.

                  SECTION 3.     THE CLOSING.

                  (a) Time and Place. Subject to the terms and conditions set forth herein, the closing (the "Closing") of the purchase and sale of the Assets pursuant hereto shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York on the second business day immediately following the date on which this sale is approved by the Bankruptcy Court and such approval is evidenced by a Final Order ("Closing Date"), or, prior to entry of the Final Order, at Buyer's sole option and with seven business days' prior written notice to Seller, on any date on or after June 28, 1996, or on such other date and at such other time or place as the parties may mutually agree. A "Final Order" is an order which has not been stayed, vacated or otherwise rendered ineffective when either (i) all applicable periods for appeal of such order shall have passed without any appeal therefrom having been taken, or
        (ii) if any such appeal shall have been taken, such appeal shall have been dismissed and all applicable periods for further appeal of the order shall have passed.

                  (b)  Effectiveness of Transactions.  All
        transactions, deliveries and payments to take place at the Closing shall be deemed to take place simultaneously, and no transaction, delivery of any opinion, certificate, consent or other document, or payment shall be deemed made until all transactions, deliveries and payments at the Closing are completed.

                  (c) Delivery of Closing Date Report. At the Closing, the Seller shall deliver to Buyer a statement indicating Seller's best estimate of the receivables, payables and inventory of the Operation as of seven business days prior to the Closing Date ("Closing Date Report"). The Closing Date Report shall be prepared in accordance with generally accepted accounting principals ("GAAP"), except to the extent set forth in the notes to the Closing Date Report, and on a basis consistent with the financial statements for preceding accounting periods delivered pursuant to Section 4(d) hereof.

                  (d) Delivery of Cash Statement Report. At the Closing, the Seller shall deliver to Buyer a statement (the "Cash Statement Report") showing (i) all cash collected by Seller from the date of the Closing Date Report to the Closing Date and (ii) all cash expended by Seller from the date of the Closing Date Report to the Closing Date.

                  SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties set forth in this Section, if breached by Seller, shall not provide the basis for any claim against Seller (or any Affiliates of Seller) as to matters of which Buyer or any of its respective directors, officers, attorneys or accountants has, or was in a position to have knowledge or awareness on the Closing Date. As used in this Agreement, Seller's "Best Knowledge" shall mean the best knowledge of Seller after reasonable inquiry, and "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "1934 Act"). Further, as used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the business of the Operation and the Assets, taken as a whole. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

                  (a) Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has all requisite corporate power to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation in California and New York and is in good standing in each such state and in each other jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the business of the Operation, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (b)  Authority; Execution and Delivery.  The
        execution, delivery and performance of this Agreement and of each of the agreements and other documents and instruments delivered or to be delivered by Seller to Buyer pursuant to this Agreement (collectively the "Seller Delivered Agreements") are within Seller's corporate powers and have been duly authorized by the Board of Directors of Seller.
        No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated herein. This Agreement has been, and the Seller Delivered Documents will be, duly executed and delivered by Seller. This Agreement is, and the Seller Delivered Agreements will be, the valid and binding obligation of Seller, enforceable in accordance with their respective terms.

                  (c) Consents, No Conflict, Etc. The execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, do not and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) except as set forth in Schedule 1 hereto, conflict with, or result in the breach, modification or termination of, cause the maturity of any debt obligation, require the consent or authorization of or waiver by, or filing with, any other parties to, or result in the creation of any encumbrances upon the Assets under, or constitute a default under, any license, franchise, contract, lease, mortgage, indenture, agreement or other instrument to which Seller is a party or by which any of the Assets are bound or from which they derive benefit, (iii) violate any law, ordinance, rule or regulation, or any judgment, writ, injunction or order of any court, arbitrator or governmental, administrative or self-regulatory body or authority, applicable to Seller, the Operation or the Assets. Except for approval of the Bankruptcy Court, and filings required pursuant to the 1934 Act and stock exchanges on which the securities of Seller and UM&M are traded, no governmental license, permit or authorization, and no registration, declaration or filing with any governmental authority or regulatory agency is required in connection with the execution, delivery or performance of this Agreement.

                  (d)  Financial Statements.

                       (i)  Seller has heretofore delivered to
        Buyer, or promptly upon their completion, will deliver to Buyer, complete copies of the following financial statements (the "Financial Statements"), all of which have been or will be prepared from the books and records of Seller in accordance with GAAP, and which, except to the extent set forth in the notes to the Financial Statements, are prepared on a basis consistent with that of preceding accounting periods and present fairly the financial position of the Seller and the results of its operations and cash flows as of the date or for the periods indicated:

                       (ii) the balance sheets of Seller as at June
        30, 1995 and June 30, 1994, certified by KPMG Peat Marwick LLP, and the unaudited balance sheet of Seller at March 30, 1996 (the "March 1996 Balance Sheet"); and

                       (iii)  the statements of income and
        statements of cash flows of Seller for the fiscal years ended June 30, 1995 and June 30, 1994, certified by KPMG Peat Marwick LLP, and the unaudited statement of income and statement of cash flow of Seller for the nine month period ended March 30, 1996.

                  (e)  Other Liabilities.  Except as set forth in
        Schedule 20 hereto, there are, and will be on or prior to the Closing Date, no liabilities or obligations of Seller, either accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, disputed or undisputed or otherwise, relating to the Operation except: (i) those reflected on the March 1996 Balance Sheet, (ii) those incurred, consistent with past practice in the ordinary course of business since March 30, 1996, or (iii) those specifically disclosed on Schedule 20 hereto.

                  (f)  Assets.

                       (i)  Except as set forth on Schedule 21
        hereto, the Assets, the Victoria Design Workshop, the Jefferson Park Road Premises and the R. J. Premises constitute all of the assets and rights necessary to conduct the Operation as now operated and conducted by Seller.

                       (ii)  Except for the Permitted Encumbrances
        and as set forth on Schedule 20 hereto, at the Closing Date Sellers will have, subject to Bankruptcy Court approval, complete and unrestricted power and the unqualified right to convey the Assets to Buyer. At the Closing, Seller will convey to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to the Assets, free and clear of all mortgages, liens, security interests, pledges, guaranties, conditional sale agreements, charges, claims, restrictions, options, commitments, third party rights and other encumbrances or claims of any nature whatsoever (collectively, the "Asserted Interests"), with all such Asserted Interests to attach to the proceeds of the sale.

                       (iii)  The inventories of the Operation
        reflected on the March 1996 Balance Sheet, and the inventories of the Seller existing on the date hereof and on the Closing Date as reflected in the Closing Date Report are of a quality and quantity saleable or useable in the ordinary course of the Operation. All inventories are carried at the lower of cost or market (first in, first out) in the aggregate in accordance with GAAP consistently applied in accordance with Seller's past practices.
        Seller's inventory reserves have been calculated in accordance with GAAP consistently applied in accordance with Seller's past practices. Purchase commitments for raw materials and inventory are not, in the aggregate, in excess of normal requirements. To Seller's Best Knowledge, sales commitments for finished goods have been, in the aggregate, at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin, except in instances of sale promotions or product introductions consistent with past practices. Since the Filing Date, no inventory has been sold or disposed of except through sales in the ordinary course of business.

                       (iv)  All of the Accounts arose from bona
        fide transactions in the ordinary course of Seller's business, consistent with past practices, and represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon. The Accounts and the reserves for doubtful accounts have been accounted for and valued in accordance with GAAP on a basis consistent with Seller's past practices. To Seller's Best Knowledge, the reserves accurately reflect, consistent with past practices, all claims, offsets and counterclaims asserted against the Accounts.

                       (v)  All of the personal property leased by
        the Seller is listed on Schedule 6 hereto, and copies of all of the lease documents have been delivered to the Buyer.

                       (vi)  Except as described on Schedule 6
        hereto, all of the Assets of the Seller are located on the premises owned or leased by the Seller as set forth on such
        Schedule 6 and all the assets located on such premises are owned or leased by the Seller.

                  (g) Absence of Certain Changes or Events. Except as disclosed on Schedule 17 hereto, since the March 1996 Balance Sheet, Seller has operated the business of the Operation in the ordinary course consistent with its past practices and there has not been any;

                       (i)  unfair labor practice charge or
        complaint pending, work stoppage, union organizing effort, strike (nor, to Seller's Best Knowledge, have any of such actions been threatened) involving Seller and any of the Operation's employees (collectively, the "Operation
        Personnel");

                       (ii)  addition to or modification of the
        employee benefit plans, except as required by law, affecting Operation Personnel other than (A) contributions made in accordance with the normal practices of Seller with respect to the Operation or (B) the extension of coverage to other Operation Personnel who became eligible after the Filing Date;

                       (iii)  capital expenditures or capital
        commitments in excess of Twenty Five Thousand ($25,000) Dollars for repairs or additions to property, plant, equipment or tangible capital assets of the Operation;

                       (iv)  change in any method of accounting or
        accounting principle with respect to the Operation; or

                       (v)  any agreement, written or oral, by
        Seller to do any of the foregoing.

                  (h) Lists of Properties, Contracts and Personnel Data. Schedules 2 through 14 hereto contain lists of the following as of the date of the respective schedules:

                       (i)  SCHEDULE 2.  QUALIFICATION.  All
        jurisdictions in which Seller is duly qualified to do business as a foreign corporation as a result of the Operation.

                       (ii)  SCHEDULE 3.  REAL PROPERTY.  All real
        property used by the Operation; all leases or subleases of real property used in connection with the Operation; all premises occupied by the Operation under rental arrangements without leases and all Permitted Encumbrances.

                       (iii)  SCHEDULE 4.  INTELLECTUAL PROPERTIES.
        All patents, patent applications, registrations of trademarks and of other marks, all registrations of trade names, labels or other trade rights, all registered user entries and all pending applications for any such registrations or entries; all copyright registrations and pending applications therefor; all patents and pending applications therefor; all other registered and unregistered copyrights, trademarks and other marks, trade names and other trade rights, and all licenses and other contracts relating thereto, all to the extent that the foregoing items are owned in whole or in part or used by Seller and relate to or are used by the Operation (such properties collectively referred to herein as "Intellectual Properties").

                       (iv)  SCHEDULE 5. COMPUTER SOFTWARE.  All
        computer software (including without limitation, all computer programs, data bases and documentation) owned in whole or in part or used, leased or licensed by Seller and relating to the Operation.

                       (v)  SCHEDULE 6.  PERSONAL PROPERTY.  All
        items of machinery, equipment, computer hardware, motor vehicles, office furniture, fixtures and similar personal property used in the Operation having a current value, replacement value or depreciated book value greater than an amount equivalent to Fifty Thousand ($50,000) Dollars, in the case of owned items, and having annual lease payments in excess of an amount equivalent to Fifty Thousand ($50,000) Dollars or having an unexpired term extending beyond 12 months after the date hereof, in the case of leased items. Notwithstanding the foregoing, some items listed may have values of less than Fifty Thousand ($50,000) Dollars.)

                       (vi)  SCHEDULE 7.  LABOR CONTRACTS.  All
        labor contracts, employment agreements, collective bargaining agreements and consulting agreements relating to Operation Personnel.

                       (vii)  SCHEDULE 8.  EMPLOYEE BENEFITS.  All
        current employee profit-sharing, incentive, deferred compensation, welfare (including severance pay), pension, retirement, group insurance and other employee benefit plans, programs, policies, arrangements and agreements (including trust agreements) maintained or contributed to by the Seller for the benefit of present or former Operation Personnel and any other material policies or agreements relating to Operation Personnel (collectively, "Seller Employee Plans").

                       (viii)  SCHEDULE 9.  COMPENSATION AND
        EMPLOYEES. The names and current wages or annual salary rates, as the case may be, and hire date for the purpose of all Seller Employee Plans, of all current Operation
        Personnel.

                       (ix)  SCHEDULE 10.  POWERS OF ATTORNEY.  The
        names of all persons holding powers of attorney from Seller to act for the Operation.

                       (x)  SCHEDULE 11.  BANK ACCOUNTS.  The name
        of each institution in which Seller has a bank account or a safe-deposit box relating to the Operation and the names of all persons authorized to draw thereon or have access thereto.

                       (xi)  SCHEDULE 12.  MATERIAL CONTRACTS.  All
        contracts and commitments relating to the Assets or the Operation not otherwise listed in the Schedules above, involving payment by Seller of more than an amount equivalent to Fifteen Thousand ($15,000) Dollars or otherwise materially affecting the Operation.

                       (xii)  SCHEDULE 13.  PERMITS AND LICENSES.
        Each material permit, license, approval, certificate, registration, consent, franchise and authorization of administrative agencies and other governmental authorities (collectively, "Permits and Licenses") that has been granted to or obtained by Seller in connection with the conduct of the business of the Operation and that is in effect on the Closing Date. To the Best Knowledge of Seller, no other Permits or Licenses are needed in connection with the Operation.

                       (xiii)  SCHEDULE 14.  LAWSUITS, PROCEEDINGS.
        All pending lawsuits, investigations and proceedings relating to the Operation or the Assets involving Seller as a party.

                  (i)  Compliance with Laws.

                       (i) Seller has complied and is in compliance in all respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America and all state, local, foreign and other governments, and agencies of any of the foregoing to which it is subject in connection with the conduct of the business of the Operation or the Assets, the noncompliance with which, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Seller has not received any written notice to the effect that it is not in compliance with any of such statutes, regulations and orders, ordinances or other laws.

                       (ii)  Seller has, to its Best Knowledge,
        obtained all authorizations, kept all records and made all filings with respect to the Operation required by applicable Environmental Laws (as such term is defined below). The term "Environmental Law" means any currently effective federal, state or local statute, ordinance or promulgated rule or regulation, any judicial or administrative order or judgment (whether or not by consent), any duties imposed by common law and any provision or condition of any permit, license or other operating authorization relating to (a) the protection of (i) the environment, or (ii) the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance (as defined below), or (b) the manufacturer, processing, distribution, use, treatment, storage, disposal, transport or handling, of any Hazardous Substance. "Hazardous Substance" shall mean any flammable substances, asbestos, explosives, radioactive materials, polychlorine biphenyls, petroleum products, hazardous waste, toxic substances or related materials, including without limitation any substances defined as or included in the definition of "hazardous substances," "hazardous waste," pollutants," "contaminants," "hazardous materials," or "toxic substances" under any existing applicable laws or which existing laws designate as potentially dangerous to public health and/or safety when present in the environment.

                  (j) Contracts. Each written contract, agreement, commitment or understanding relating to the Operation to which the Seller is a party or to which the Assets are subject which is material to the Operation (including contracts, if any, relating to the Assumed Liabilities), is listed or, in the case of standard agreements with customers, generally described on the schedules to this Agreement, all of which are referred to herein as "Contracts." The Seller is not in default in connection with any Contracts, and to Seller's Best Knowledge, no other party is in default under any of the Contracts. To the Seller's Best Knowledge, no act or event has occurred which, with notice or lapse of time, or both, would constitute a default under any of the Contracts. There is no outstanding notice of cancellation or termination in connection therewith which has been given or received by the Seller. Each of the Contracts is a valid and binding obligation of the Seller and, to the Best Knowledge of Seller, the other party to such Contract.

                  (k) Litigation. Except as set forth on Schedule 14 hereto, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending or, to Seller's Best Knowledge, threatened against the Seller. Except as set forth on Schedule 14 hereto, no order, writ, injunction, subpoena or decree has been issued by or, to Seller's Best Knowledge, requested of any court or governmental agency which might result in a Material Adverse Effect or which might materially adversely affect the transactions contemplated by this Agreement.

                  (l) Intellectual Properties. The Seller owns or has valid rights to use all Intellectual Property rights used in or necessary to conduct the Operation as heretofore conducted. All Intellectual Properties set forth in
        Schedule 4 hereto and computer software set forth in
        Schedule 5 hereto used by Seller in connection with the Operation are, except as indicated on such Schedules 4 and 5, respectively, owned by Seller. To the Best Knowledge of Seller, Seller is not, in connection with the Operation, infringing upon or otherwise violating any third party's Intellectual Property rights. To the Best Knowledge of Seller, there is no infringement or other adverse claim against the rights of Seller threatened with respect to any of the Intellectual Properties used or owned by Seller in connection with the Operation, and there is no infringement or other adverse claim against the rights of Seller pending with respect to any of the Intellectual Properties used or owned by Seller in connection with the Operation.

                  (m) No Brokers. Seller has not entered into, nor will it enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer or Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby and will indemnify and hold Buyer harmless in connection with any claims for commissions or other compensation made by any broker or finder to have been employed by or on behalf of Seller.

                  (n)  Employee Benefit Plans.  Except as
        specifically set forth on Schedule 8 hereto:

                       (i)  no Seller Employee Plan is subject to
        Title IV of the Employee Retirement Income Security Act of 1987, as amended ("ERISA") under any Seller Employee Plan;

                       (ii)  no post-retirement medical and life
        insurance benefit obligations exist with respect to Operation Personnel;

                       (iii) neither Seller nor any entity that is or at any time was a member of a "controlled group" within the meaning of Section 412(n)(6)(B) of the Internal Revenue Code of 1986, as amended (the "Code") that includes or included the Seller have any unpaid liability under Title IV of ERISA with respect to liability arising in connection with any termination or withdrawal from any employee benefit plan subject thereto;

                       (iv)  no Seller Employee Plan is a
        multiemployer plan as defined in Section 3(37) of ERISA and the Seller has not incurred any material liability with respect to any multiemployer plan; and

                       (v)  for each Seller Employee Plan that is
        intended to qualify under the provisions of Section 401(a) of the Code, each such plan is so qualified and the Seller has obtained a favorable determination letter from the Internal Revenue Service.

                  (o) Suppliers and Customers. Schedule 18 hereto is a list of the Operation's principal current customers and suppliers. To Seller's Best Knowledge, no such customer is expected to cease or make any material reduction in, its purchases of goods from Seller.

                  (p)  Insurance.  All insurance set forth in
        Schedule 19 hereto is duly in force on the date hereof.
        Such insurance policies insure against such losses and risks as are adequate in accordance with customary industry practice to protect the Assets and business of the Operation. Seller has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. Buyer understands and agrees that all such insurance shall cease to cover the Operation following the Closing Date.

                  (q) Accuracy of Other Information. To the Best Knowledge of Seller, neither this Agreement, nor any exhibits or schedules hereto contain any untrue statement of a material fact or intentionally omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  (r) Transactions with Affiliates. The Seller is not a party to, nor is it or any of the Assets subject to or otherwise bound by any existing contracts or agreements between the Seller and any Affiliate of the Seller, except for (a) compensation to officers and employees at the rates disclosed pursuant to this Agreement and reimbursement to such officers and employees for ordinary expenses incurred in connection with their employment, (b) the Operation's occupancy arrangement with UM&M for the Jefferson Park Road Premises and the R. J. Premises, (c) indebtedness of the Seller to UM&M in the amount of approximately Fifteen Million ($15,000,000) Dollars, (d) a service agreement between Seller and UM&M, which shall be terminated at the Closing Date, and (e) the stock option agreement between Victoria Creations, Inc. and UM&M.

                  (s) Labor Relations. There is no unfair labor practice charge or complaint against the Seller with regard to the Operation pending or, to Seller's Best Knowledge, threatened. There are no proceedings pending or, to Seller's Best Knowledge, threatened before the National Labor Relations Board with respect to the Operation. There is no labor strike or similar dispute pending or, to Seller's Best Knowledge, threatened against or involving the Operation. To the Best Knowledge of Seller, no union claims to represent the Operation Personnel nor is there a pending representation question involving the Operation Personnel. The Seller is not a party to or bound by any collective bargaining agreement applicable to Operation Personnel, and no collective bargaining agreement is currently being negotiated by the Seller with respect to Operation Personnel.

                  (t)  Discrimination Charges.  There are no
        discrimination charges (relating to sex, age, race, national origin, citizenship, disability or veteran status) pending or, to Seller's Best Knowledge, threatened against the Seller with regard to the Operation Personnel before any federal, state, county or local agency, board, commission, authority or other subdivision thereof.

                  (u) Copies of Documents. Seller has previously delivered, or simultaneously herewith delivers to Buyer true and complete copies of:

                       (i) the Certificate of Incorporation and By-laws of Seller certified, as of a recent date by its secretary, as in full force and effect as of the Closing
        Date;

                       (ii) all deeds and other title documents and other evidence of title of all owned real or personal property listed in Schedules 3, 4, 5 and 6 hereto;

                       (iii)  all leases of real or personal
        property listed in Schedules 3, 4, 5 and 6 hereto;

                       (iv)  all Intellectual Properties listed in
        Schedule 4 hereto;

                       (v)  all contracts, agreements, plans and
        arrangements listed in Schedule 8 hereto and all related summary plan descriptions (as currently in effect) distributed to Operation Personnel;

                       (vi)  all instruments evidencing a power of
        attorney listed in Schedule 10 hereto;

                       (vii)  all contracts and commitments listed
        in Schedule 12 hereto;

                       (viii)  all Permits and Licenses listed in
        Schedule 13 hereto; and

                       (ix)  all commitments and purchase orders
        listed in Schedule 15 hereto.

                  (v) Retained Assets. Seller is not retaining any assets presently used by the Operation or necessary to the conduct of the Operation's business, except for the Excluded Assets.

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. As used herein, Buyer's "Best Knowledge" shall mean the best knowledge of Buyer after reasonable inquiry. Buyer hereby represents and warrants to Seller as follows:

                  (a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Buyer has all requisite corporate power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted, to own, lease and operate the properties and assets used in connection therewith and, subject to the obtaining of any necessary licenses and permits, to enter into and perform this Agreement and consummate the transactions contemplated hereby.

                  (b)  Authority; Execution and Delivery.  The
        execution, delivery and performance of this Agreement and of each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to this Agreement (the "Buyer Delivered Agreements") are within Buyer's corporate powers and have been duly authorized by Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Buyer Delivered Documents and the transactions contemplated herein. This Agreement has been, and the Buyer Delivered Documents will be, duly executed and delivered by Buyer. This Agreement is, and the Buyer Delivered Documents will be, the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms.

                  (c) Consents, No Conflicts, Etc. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any of the provisions of the certificate of incorporation or by-laws of Buyer or (ii) result in a breach or violation by Buyer of any of the material terms, conditions or provisions of any law, rule, ordinance or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency. Except for Bankruptcy Court approval, no governmental license, permit or authorization, and no registration, declaration or filing with any governmental authority or regulatory agency, is required in connection with the execution, delivery and performance by Buyer of this Agreement.

                  (d) No Brokers. Buyer has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby and Buyer will indemnify and hold Seller harmless in connection with any claims for commissions or other compensation made by any broker or finder to have been employed by or on behalf of Buyer.

                  (e) Available Funds to Purchase Assets. Buyer has obtained any and all financing commitments (the
        "Financing Commitments") necessary to permit Buyer to consummate the purchase of Assets contemplated by this Agreement. Copies of the Financing Commitments are attached hereto and made a party hereof as Exhibit B.

                  SECTION 6.     DISCLAIMER OF ADDITIONAL AND
        IMPLIED WARRANTIES. Buyer acknowledges that it is not relying on Seller with respect to any matter (including, but not limited to, projections, assessments, plans, statements, promises, whether express or implied, written or oral) in connection with its evaluation of the Operation and the Assets, except to the extent that particular matters are specifically represented and warranted by Seller in Section
        4. Except with respect to the explicit representations set forth in this Agreement, Buyer agrees to take title to the Assets "AS IS," on the Closing Date. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

                  SECTION 7.     CERTAIN COVENANTS AND AGREEMENTS.

                  (a) Nonsolicitation. For a period of one year following the Closing, Seller will not solicit any Operation Personnel to become officers, directors, employees or agents of Seller, its Affiliates or anyone else.

                  (b) Noncompetition. For a period of one year following the Closing, Seller will not, directly or indirectly, by ownership of debt or equity interests in, or by participation in the management or operations of, other corporations or business enterprises or by the solicitation of the customers or suppliers of the Operation, engage in any business in the continental United States that is in competition with the business of the Operation being acquired hereunder. Notwithstanding the foregoing, ownership by Seller, in the aggregate, of less than 10% of the outstanding shares of capital stock (or other equity interest) or debt of any entity with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing.

                  (c) Name. From and after the Closing Date, Buyer shall possess, to the exclusion of Seller and its Affiliates, all rights of the Seller to the use of the names or marks used in the Operation. On the Closing Date Seller shall file an amendment to its Articles of Incorporation changing its name to a name which does not resemble Victoria Creations, Inc. in any way.

                  (d)  Further Assurances.

                       (i)  From time to time, at Buyer's request,
        and without further consideration, Seller will (and will use its best efforts to cause its officers, directors, employees, Affiliates and agents to) execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer may reasonably request to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession and operating control of, all or any part of the Assets.

                       (ii)  After the Closing Date, Seller and
        Buyer shall cooperate with and assist each other in connection with the investigation, prosecution, defense, conduct and settlement of all claims, suits and proceedings, whether arising before or after the Closing Date, involving Buyer or Seller, relating to the Assets or the Operation. Such cooperation and assistance shall include, without limitation, making available at no cost or expense and for reasonable periods of time during normal business hours the time of those employees whose assistance is reasonably necessary or required in connection with the investigation, prosecution, defense, conduct or settlement of such claims, suits and proceedings; provided, however, that the party requesting such assistance shall reimburse the other for reasonable out-of-pocket costs and expenses (including without limitation, transportation, meals and lodging expenses incurred by such employees).

                  (e) Books and Records. As promptly as possible following the Closing, Seller shall deliver to Buyer all files, documents, papers, agreements, books of accounts and other records pertaining to the Assets and to the Operation (the same being hereinafter referred to collectively as the "Records"). Seller shall be permitted to retain copies of all such records as relate to financial and accounting matters and to have access to all original Records so delivered to Buyer at reasonable times for any reasonable business purpose for a period of five years after the Closing Date. Buyer may, at any time, choose to return all or any portion of the Records to Seller and to be relieved of the obligation, as to those Records returned, to allow Seller access to such Records.

                  (f)  Conduct of Business.  Except as set forth in
        Schedule 17 hereto, between the date hereof and the Closing Date, Seller will:

                       (i)  operate the business in the ordinary
        course consistent with past practice;

                       (ii)  use reasonable commercial efforts to
        maintain the Assets in their current condition subject to reasonable wear, tear, natural deterioration, fire and other casualty;

                       (iii)  maintain the Records in the ordinary
        course consistent with past practice;

                       (iv)  not change the character of the
        Operation in any material manner;

                       (v)  subject to Section 1(b) hereof, not
        mortgage, pledge or create any lien, security interest, charge or encumbrance upon any of the Assets, except if made in the ordinary course of business and consistent with past practice;

                       (vi) not sell or transfer any of the Assets, except for sales or transfers made in the ordinary course of business and consistent with past practice;

                       (vii)  not terminate or modify any material
        lease, license, permit, contract or other agreement included in the Assets, except in the ordinary course of business;

                       (viii) not otherwise incur any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;

                       (ix)  not cancel any material debts or waive
        any claims or rights of substantial value, except in the ordinary course of business and consistent with past practice;

                       (x)  not increase the compensation or bonus
        of any Operation Personnel whose current salary exceeds Fifty Thousand ($50,000) Dollars per annum other than in the ordinary course or as required by any contract or agreement (including any such increase pursuant to an existing Seller Employee Plan); and

                       (xi)  pay all post-petition payables when
        due.

                  (g) Covenant of Seller to Seek Bankruptcy Court Approval. Seller covenants and agrees that it will file or cause to be filed with the Bankruptcy Court any and all motions, pleadings and/or notices, in form and substance reasonably acceptable to Buyer, necessary or appropriate to obtain Bankruptcy Court approval of the within sale of Assets including, without limitation, a Notice of Intended
        Sale pursuant to SECTION 363(b) of the Bankruptcy Code ("Notice"), which Notice shall substantially be in the form of Exhibit C attached hereto and made a part hereof. The order approving the sale shall provide, inter alia, (i) that at the Closing, Seller shall pay, from the proceeds of the Cash
        Consideration paid by the Buyer, all post-petition interest, fees, expenses and charges due from Seller to Foothill, and
        (ii) that all unsecured claims of UM&M against Seller shall be subordinated in right of payment to the allowed unsecured claims of Seller's trade creditors. Seller further covenants and agrees that it will file or cause to be filed with the Bankruptcy Court any and all motions, pleadings and/or notices necessary or appropriate to obtain Bankruptcy
        Court approval of the topping fee referenced in Section 17 hereof, and Seller will use its best efforts to obtain such approval no later than May 31, 1996, which approval shall be in substantially the form of Exhibit D attached hereto and made a part hereof. Any such order shall, inter alia, (i) require that the initial bid to purchase the Assets made by a prospective purchaser other than Buyer ("Alternative Purchaser"): (A) shall offer a purchase price equal to (or greater than) the sum of (x) One Hundred Three (103%)
        Percent of the Buyer's Purchase Price (which, for this purpose, shall be deemed to be the amount of $24,550,737, and (y) $500,000, (B) shall be on the same terms as this Agreement except to the extent such terms are more favorable to Seller, and (C) shall require the Alternative Purchaser, as a deposit (the "Deposit"), to pay the Seller $1,400,000 at the time the Alternative Purchaser's purchase agreement with Seller is executed, which Deposit shall be subject to the same terms and conditions as set forth in Section 2(b) hereof with respect to the Committed D.I.P. Financing, (ii) require that all bids submitted subsequent to the initial bid by an Alternative Purchaser shall be in increments of Five Hundred Thousand ($500,000) Dollars, and (iii) require that Buyer will have a security interest in the proceeds of any Deposit made by an Alternative Purchaser to secure repayment of the Committed D.I.P. Financing and payment of any amount of Expense Reimbursement to which Buyer shall be entitled pursuant to the terms of this Agreement.

                  (h)  Access; Confidentiality.

                       (i)  Except as otherwise granted, limited or
        addressed in this Agreement, from the date hereof to the Closing Date (or the earlier termination of this Agreement), the Seller shall, during normal business hours and subject to and upon the terms and conditions set forth in this subsection (h), (i) provide to Buyer and its representatives reasonable access to files, books, records, documents, and other information of Seller that relates to the Operation and the Assets, and (ii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing.

                       (ii)  The rights of access contained in this
        subsection (h) are granted subject to, and on, the following terms and conditions:

                       (1) any such investigation will be conducted in such a manner as not to interfere unreasonably with the Operation;

                       (2)  Seller may limit such access to the
        extent such access could, in the reasonable opinion of Seller's counsel, violate or give rise to liability under applicable law, order, judgment or decree of any court or agreement applicable to the Seller or its properties;

                       (3)  such rights of access shall be subject
        to the existing lease, license or occupancy agreements; and

                       (4)  all other provisions of this Agreement
        limiting or otherwise relating to Buyer's access to Seller's properties, assets, employees, books, records and other information.

                       (iii)  Seller shall permit Buyer's
        accountants to have reasonable access to Seller's books, records and personnel for the purpose of reviewing the preparation of the Closing Date Report and the Cash
        Statement Report.

                       (iv)  During the period from the date hereof
        to the Closing Date, all information provided to Buyer or its representatives by or on behalf of Seller or its representatives will be governed and protected by the Confidentiality Agreement dated March 28, 1995 between Seller and Robert Andreoli, a principal to Buyer, and his associates (the "Confidentiality Agreement"). The parties hereby amend such Confidentiality Agreement to provide that the Confidentiality Agreement shall terminate on the Closing Date.

                  (i) Victoria Design Workshop Services. Buyer and Seller shall use their respective best efforts to reach an agreement concerning the licensing and use by the Buyer, from and after the Closing Date, of the services of the Victoria Design Workshop retained by Seller as part of the Excluded Assets. The terms of such arrangements shall be satisfactory to Buyer and shall be set forth in an Agreement (the "Design Services Agreement") to be executed and delivered by Buyer and Seller on or before the Closing Date.

                  (j) Interim Budget. Within fourteen days after the execution of this Agreement, Seller shall deliver to Buyer a cash flow budget (the "Interim Budget"), which shall be reasonably satisfactory to Buyer, showing Seller's best estimate of its anticipated expenses, payables and cash receipts on a weekly basis between the date this Agreement is executed and the Closing Date. The Interim Budget will be prepared in a manner consistent with Seller's past practices with respect to budget preparation. During the seven business days immediately preceding the Closing Date, Seller shall not expend, in the aggregate, more cash than is allocated for such period in the Interim Budget.

                  (k) No Solicitation. From and after the date hereof, Seller will not, directly or indirectly, solicit or initiate any discussions or negotiations concerning any sale of the Assets, or any proposal therefor, or furnish or cause to be furnished any information concerning the Assets to any party in connection with any transaction involving the acquisition of the Assets by any entity other than Buyer. Notwithstanding the foregoing, Seller may (a) furnish information concerning its business, property or assets to any entity pursuant to customary confidentiality agreements and (b) accept an Alternative Transaction, if (i) Seller believes in good faith that (x) the fiduciary duties of Seller's board of directors, or (y) applicable non-bankruptcy law, requires such action, or (ii) the Bankruptcy Court, upon the application of a third-party, so orders.
        For purposes hereof, "Alternative Transaction" means a sale of the Assets to a party other than Buyer, which transaction was not solicited after the date of this Agreement (except to the extent ordered by the Bankruptcy Court) by Seller, and which transaction constitutes a higher or better offer for the Assets. Notwithstanding the foregoing, Seller may, without limitation, discuss the sale of the Assets and related matters with The Monet Group, Inc., an entity that, prior to the date hereof, expressed an interest in acquiring the Assets.

                  SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER. All the obligations of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date are expressly subject to the fulfillment of each of the following conditions unless specifically waived in writing by the Buyer:

                  (a) Representations and Warranties True as of Closing Date. Seller's representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and in any list, agreement, certificate or written statement referred to herein or delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

                  (b) Compliance with this Agreement. Seller shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

                  (c) Opinion of Seller's Counsel. Seller shall have delivered to Buyer an opinion addressed to Buyer, of Edward D. Taffet, counsel of the Seller, in the form set forth as Exhibit E hereto.

                  (d)  Instruments of Conveyance and Transfer.
        Seller shall have executed and delivered to Buyer the any conveyance documents required to transfer the Assets to Buyer, as provided Section 2 hereof.

                  (e) Consents and Approvals. Buyer and Seller shall have obtained the approvals, consents and authorizations for all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation: (i) an Order of the Bankruptcy Court approving the topping fee (the "Order") described in Section 17 hereof, which Order shall be entered no later than May 31, 1996; (ii) the consents to the assignment of the Assumed Contracts and the consents identified on Schedule 1 hereto; and (iii) a Final Order of the Bankruptcy Court approving and authorizing the sale of Assets in accordance with the terms and provisions hereof.

                  (f) Certificate of Good Standing. Seller shall deliver to Buyer a certificate of the Secretary of State of the State of Rhode Island dated not more than thirty (30) days prior to the Closing attesting to the existence, qualification and good standing of Seller.

                  (g) Corporate Resolutions. Seller shall deliver to Buyer resolutions by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of the Seller.

                  (h)  UM&M Lease.  Buyer and UM&M shall have
        entered into lease agreements with respect to the Jefferson Park Road Premises and the R. J. Premises (collectively the "UM&M Lease") upon mutually acceptable terms and provisions which shall include, inter alia, (i) a term of three years, with two one (1) year options to renew such lease, at Buyer's discretion, with annual rent of Three Hundred and Fifty Thousand ($350,000) Dollars on a triple net basis with a rent escalator for the option terms of 3.5% or in accordance with increases reflected in the Consumer Price Index ("CPI"), whichever is greater and (ii) indemnification of tenant by UM&M for any liability to the tenant arising out of any environmental condition existing on the Jefferson Road Premises or the R.J. Premises on the Closing Date, with Buyer entitled, following due process of law, to set off its claims for indemnification against rent due and owing pursuant to the lease, and UM&M shall have received a Final Order of the Bankruptcy Court in the UM&M Reorganization Case approving and authorizing the UM&M Lease.

                  (i)  No Suit or Other Proceedings.  The
        consummation of this Agreement shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted) nor shall there be pending a suit challenging the consummation of this Agreement which states a claim with respect to this Agreement not without merit, the upholding of which would restrain, prohibit or condition, in any material respect, some or all of the transactions contemplated hereby.

                  (j) Damage or Destruction. Neither the Seller nor the Operation shall have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would interfere with the conduct of the Operation or impair the value of the Operation as a going concern, regardless of whether any such loss or losses have been insured against.

                  (k)  Minimum Value of the Assets.  (i) The
        aggregate value of the Inventory and Accounts of Seller, net of applicable reserves, as reflected in the Closing Date Report, shall equal or exceed Twenty Four Million ($24,000,000) Dollars; and (ii) the value of the Accounts, net of applicable reserves, as reflected in the Closing Date Report, shall equal or exceed Eight Million ($8,000,000) Dollars; and (iii) the amount of the Foothill Debt shall not exceed $19,550,737.

                  (l)  Maximum Amount of Seller Liabilities.
        Excluding the Foothill Debt and any other amounts due or owing to Foothill and any debt owed to UM&M, the total liabilities of Seller, as reflected in the Closing Date Report, shall not, in the aggregate, exceed the sum of six million five hundred thousand dollars ($6,500,000).

                  (m) Closing Cash Adjustment. If the amount of cash collected by the Seller between the date of the Closing Date Report and the Closing Date exceeds the amount of cash expended by Seller during such period, as shown on the Cash Statement Report, then Seller shall pay such excess to Buyer at the Closing in cash.

                  SECTION 9.     CONDITIONS TO OBLIGATIONS OF
        SELLER. All the obligations of Seller to consummate the transactions contemplated by this Agreement on the Closing Date are expressly subject to the fulfillment of each of the following conditions unless specifically waived in writing by the Seller.

                  (a) Representations and Warranties True as of Closing Date. Buyer's representations and warranties contained in this Agreement, the Schedules and Exhibits hereto and in any list, agreement, certificate or written statement referred to herein or delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date.

                  (b) Compliance with This Agreement. Buyer shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

                  (c) Opinion of Buyer's Counsel. Buyer shall have delivered to Seller an opinion addressed to Seller, of counsel of the Buyer, in the form set forth as Exhibit F hereto.

                  (d) Instruments of Assumption. Buyer shall have executed and delivered to Seller any appropriate Instruments of Assumption, as provided by Section 2 hereof.

                  (e) Consents and Approvals. Buyer and Seller shall have obtained the approvals, consents and authorizations for all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation: (i) the Order approving the topping fee described in Section 17 hereof, which Order shall be entered no later than May 31, 1996; (ii) a Bankruptcy Court order approving the assignment of the Assumed Contracts on
        Schedule 12 hereto; and (iii) a Final Order of the Bankruptcy Court approving and authorizing the sale of Assets in accordance with the terms and provisions hereof.

                  (f) Certificate of Good Standing. Buyer shall deliver to Seller a certificate of the Secretary of State of the State of Rhode Island dated not more than thirty (30) days prior to the Closing attesting to the existence, qualification and good standing of Buyer.

                  (g) Corporate Resolutions. Buyer shall deliver to Seller resolutions by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary of the Buyer.

                  (h)  UM&M Lease.  Buyer and UM&M shall have
        entered into the UM&M Lease, and UM&M shall have received a Final Order of the Bankruptcy Court in the UM&M
        Reorganization Case approving and authorizing the UM&M
        Lease.

                  (i)  No Suit or Other Proceedings.  The
        consummation of this Agreement shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted) nor shall there be pending a suit challenging the consummation of this Agreement which states a claim with respect to this Agreement not without merit, the upholding of which would restrain, prohibit or condition in any material respect some or all of the transactions contemplated hereby.

                  (j) Closing Cash Adjustment. If the amount of cash expended by Seller between the date of the Closing Date Report and the Closing Date exceeds the amount of cash collected by Seller during such period, as shown on the Cash Statement Report, then Buyer shall pay such excess to Seller at the Closing in cash.

                  SECTION 10.    EMPLOYEES.

                  (a) WARN Act. Buyer covenants and agrees that it will not, within one year of the Closing Date, effectuate a "plant closing" or "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act ("WARN Act")) nor engage in layoffs or terminations sufficient in number to trigger the application of any similar state or local law affecting any site of employment, or one or more facilities or operating units within any site of employment, of the Operation.

                  (b)  Employees, Employee Benefit Plans.

                       (i)  Buyer shall offer to employ, effective
        as of the Closing Date, all of the Operation Personnel (except for the employees listed on Schedule 21 hereto ("Victoria Design Employees")) on substantially the same terms and conditions as the terms and conditions of their employment by Seller immediately prior to the Closing Date (Operation Personnel (other than Victoria Design Employees) who accept such employment shall hereafter be referred to as "Continued Employees") and Seller shall use reasonable efforts to facilitate the orderly hiring of those employees by Buyer. Nothing herein shall confer upon any employee any right to continue in the employ of the Buyer, except to the extent such right arises under any Assumed Contract.
        Nothing herein shall confer to any Employee the right to continue employment on any particular terms and conditions, except to the extent such right arises under any Assumed Contract.

                       (ii) As soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, Buyer shall establish or designate a defined contribution plan and trust intended to qualify under
        Section 401(a) and Section 501(a) of the Code (the "Buyer's Savings Plan") which shall (for a period of two years immediately following the Closing Date) be substantially similar to the Seller's Retirement Savings Plan. Seller shall direct the trustee of the Seller's Retirement Savings Plan to transfer to the trustee of the Buyer's Savings Plan the cash value of the account balances (whether or not then vested) under the Seller's Retirement Savings Plan as of the date of transfer in respect of all Continued Employees.
        Upon such transfer, Buyer's Savings Plan shall assume all liabilities for all accrued benefits under the Seller's Retirement Savings Plan in respect of all Continued Employees, but only to the extent the value of such accrued benefits for any Continued Employee is transferred pursuant to the preceding sentence, and the Seller's Retirement Savings Plan shall be relieved of all liabilities for such accrued benefits. Buyer and Seller shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein and, notwithstanding anything contained herein to the contrary, unless this requirement is waived by the Seller, no such transfer shall take place until the receipt by Seller of a copy of a favorable determination letter issued by the IRS with respect to Buyer's Savings Plan or (ii) an opinion of Buyer's counsel (which counsel shall be satisfactory to Seller) to the effect that the terms of the Buyer's Savings Plan and its related trust satisfy the requirements of Section 401(a) and
        Section 501(a) of the Code. Seller will make or cause to be made to the Seller's Retirement Savings Plan, all contributions that are attributable to services rendered prior to the Closing Date or are required to be made to such plan prior to the Closing Date. For a period of two years immediately following the Closing Date, Buyer shall continue to maintain, and shall not terminate or amend in a manner adverse to plan participants, Buyer's Retirement Savings Plan.

                       (iii)  Effective as of the Closing Date,
        Buyer shall establish a severance plan for Continued Employees that is substantially similar to the Seller severance plan (set forth in Schedule 8 hereto) with respect to Operation Personnel other than Victoria Design Employees ("Buyer Severance Plan"). For a period of one year immediately following the Closing Date, the Buyer shall continue to maintain, and shall not terminate or amend in a manner adverse to employees covered by the plan, the Buyer Severance Plan and shall give Continued Employees full credit for all purposes under the Buyer Severance Plan for such participants' service with the Seller or any Affiliate of the Seller to the same extent recognized by the Seller immediately prior to the Closing Date. Notwithstanding the foregoing, Buyer shall not assume any obligation for severance with respect to any termination of employment that occurs prior to the Closing Date.

                       (iv)  Continued Employees shall, for
        eligibility purposes only, under Buyer's (or Buyer's Affiliate's) employee benefit plans, be given credit for their prior service with Seller as though such prior service had been with Buyer (or Buyer's Affiliate). Coverage of Continued Employees under Buyer's (or Buyer's Affiliate's) welfare benefit plans, if any, will commence as of the Closing Date for claims incurred on or after the Closing Date. Seller shall be responsible for the payment of all benefits under the Seller Employee Plans for all claims, whether by Continued Employees incurred prior to or after the Closing. Seller shall retain all responsibility for providing benefits required under Part 6 of Title I of ERISA ("COBRA benefits") to (i) Operation Personnel and their qualified beneficiaries in respect of qualifying events occurring prior to the Closing Date and (ii) all Victoria Design Employees. Buyer shall provide COBRA benefits to Operation Personnel (including Operation Personnel who do not become Continued Employees but excluding Victoria Design Employees) and their qualified beneficiaries in respect of qualifying events occurring on or after the Closing Date.

                  (c) Miscellaneous. No employee or any other person (except the parties to this Agreement) shall be entitled to assert any claim against Buyer or Seller (or any of their respective Affiliates) relating to employment, compensation, employee benefits or benefit plans or programs based on or arising from any provisions of this Agreement.

                  SECTION 11. EXPENSES: TRANSFER/SALES TAXES, ETC. Except as otherwise provided in this Agreement, Seller agrees that all fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller and Buyer agrees that all fees and expenses incurred by Buyer in connection with this Agreement shall be borne by Buyer. Unless exempt under Section 1146(c) of the Bankruptcy Code, Buyer shall bear and pay the costs of any transfer, documentary or stamp taxes in connection with the transfer of the Assets, including the real property, if any, relating to the Operation, together with the related fees for recording all deeds related to the transfer of such real property. Any federal, state or local sales, use, transfer, excise, value-added or other similar tax imposed in connection with the transactions contemplated by this Agreement shall be borne by the party required under applicable law to collect and/or pay such tax.

                  SECTION 12. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. For so long as the Seller is subject to the jurisdiction of the Bankruptcy Court and, except as specifically provided herein, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After the Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or of the United States of America for the Southern District of New York.

                  SECTION 13. EXECUTION, AMENDMENT WAIVER. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer which is not embodied in this Agreement, the Schedules, Exhibits, Annexes or the written statements, certificates or other documents delivered pursuant hereto and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified and any of the terms, covenants, representations or warranties may be waived, only by an instrument in writing executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                  SECTION 14.    NOTICES, ETC.  All notices,
        requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, when (i) delivered in person (evidenced by a signed receipt) or sent by facsimile (evidenced by a confirmation slip), or
        (ii) received if mailed by certified or registered mail, postage prepaid, return receipt requested:

                  If to Seller:

                       Victoria Creations, Inc., Inc.
                       385 Fifth Avenue
                       New York, New York 10018
                       Attention:  Treasurer
                       Fax:  (212) 684-2390

                  with a copy to:

                       United Merchants and Manufacturers, Inc.
                       2 Executive Drive
                       Fort Lee, New Jersey 07024
                       Attention:  Treasurer
                       Fax:  (201) 585-1973

                  and

                       Skadden, Arps, Slate, Meagher & Flom
                       919 Third Avenue
                       New York, New York  10022
                       Attention:  Nancy L. Henry
                       Fax:  (212) 735-2000

                  If to Buyer:

                       Robert M. Andreoli
                       Chairman
                       Victoria Acquisition Group, Inc.
                       1039 Reservoir Avenue
                       Cranston, Rhode Island  02910

                  with a copy to:

                       Robert D. Wieck, Esq.
                       MacAdams & Wieck Incorporated
                       101 Dyer Street
                       Providence, Rhode Island 02903

                       Morgan, Lewis & Bockius LLP
                       101 Park Avenue
                       New York, New York  10178-0060
                       Attn:  Mark Gorman
                       Fax:   212-309-6273

                       Recovery Equity Investors II, L.P.
                       901 Mariner's Island Boulevard
                       Suite 465
                       San Mateo, CA  94404-1596
                       Attn:  Jeffrey A. Lipkin
                       Fax:   415-578-9842

                  Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

                  SECTION 15. GENERAL. This Agreement (i) shall inure to the benefit of and be binding upon successors and assigns of Buyer and Seller, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder, and (ii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All representations and warranties contained in Sections 4 and 5 hereof shall terminate on the Closing Date.

                  SECTION 16. ASSIGNMENT. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.

                  SECTION 17.    TERMINATION OF AGREEMENT AND
                                 BANKRUPTCY COURT APPROVAL OF SALE
                                 OTHER THAN TO BUYER.

                  (a)  Termination.  At any time prior to the
        Closing Date, this Agreement may be terminated (i) by the consent of Buyer and Seller, (ii) by Seller if there has been a material misrepresentation, breach of warranty or breach of agreement or covenant by Buyer in its representations, warranties, agreements and covenants set forth herein or any change to Buyer's Financing Commitment Letter; (iii) by Buyer if there has been a material misrepresentation, breach of warranty or breach of agreement or covenant by Seller in its representations, warranties, agreements and covenants set forth herein; (iv) by Seller if the conditions stated in Section 9 hereof have not been satisfied on or prior to the Closing Date; (v) by Buyer if the conditions stated in Section 8 hereof have not been satisfied on or prior to the Closing Date; or (vi) by Buyer or Seller if the Closing has not occurred on or before the close of business on July 31, 1996.

                  (b) Bankruptcy Court Approval of Sale Other Than to Buyer and Credit to Buyer in the Event of Topping Bids.

                       (i)  In the event that the Bankruptcy Court
        approves a sale of the Assets to an Alternative Purchaser, then this Agreement shall terminate and Buyer shall be entitled to reimbursement of up to Five Hundred Thousand ($500,000) Dollars of its out-of-pocket expenses (including, but not limited to, legal, accounting and other expenses and fees paid to financing sources and reimbursement for Buyer's time and effort expended in negotiating, structuring, and transacting this Agreement and the sale contemplated thereby, including, without limitation, any amounts attributable to services, with respect to this transaction performed by the parties identified on Exhibit G hereto) ("Expense Reimbursement"), plus a topping fee in an amount not to exceed Three (3%) Percent of the Purchase Price (which for these purposes shall be deemed to be $24,550,737 ("Topping Fee"), payable in accordance with the provisions of this Section 17(b). From the proceeds of any sale of the Assets, other than a sale pursuant to this Agreement, Buyer shall be first entitled to the Expense Reimbursement, and then Buyer and Seller shall share any proceeds of such sale in excess of $25,050,737 on an equal basis until such time as Buyer's share equals Three (3%) Percent of the deemed Purchase Price of $24,550,737.

                  The Expense Reimbursement and repayment of the Committed D.I.P. Financing shall be paid from the proceeds of the Deposit to Buyer upon the execution of an asset purchase agreement by Seller and an Alternative Purchaser, and the Topping Fee shall be paid to Buyer upon Closing of the sale to an Alternative Purchaser or upon termination of a definitive agreement with an Alternative Purchaser; provided, however, that if (x) Seller enters into a definitive agreement with an Alternative Purchaser, but such agreement terminates for any reason, and (y) Seller subsequently consummates the transaction contemplated by this Agreement with the Buyer at a purchase price that does not materially exceed the Purchase Price provided for in this Agreement, then Buyer shall not be entitled to receive, in whole or in part, the Topping Fee. Buyer's entitlement to repayment of the Committed D.I.P. Financing shall have priority over any and all creditors and claimants to the proceeds of such sale, except for any claims of Foothill which will share pari passu.

                       (ii)  In the event that the Bankruptcy Court
        approves a sale of the Assets to Buyer for a purchase price in excess of the Purchase Price ("Higher Approved Purchase Price"), the Buyer shall be entitled to a credit against said Higher Approved Purchase Price in an amount equal to the Expense Reimbursement and Topping Fee that would otherwise be payable to Buyer pursuant to Section 17(b)(i) hereof if said sale were approved to a person, partnership, corporation or other legal entity other than the Buyer.

                  (c) Effect of Termination. In the event this Agreement is terminated as provided for in Sections 17(a) or 17(b) hereof, Buyer shall promptly return to Seller all written and printed material of every nature and kind (including all copies) that Buyer has either (x) obtained from Seller, its employees or agents, or (y) compiled from information supplied by Seller, its employees or agents, in connection with the transaction contemplated herein, including, without limitation, any such material obtained through Buyer's due diligence. If this Agreement shall be terminated as provided in Section 17(a) or 17(b), all obligations of the parties hereunder shall terminate without liability except as otherwise stated in this Agreement, provided, however, that in no event and under no circumstances shall any director, officer, affiliate, stockholder, attorney and/or accountant of either Seller or Buyer have any liability or obligation under this Agreement, or arising out of or resulting from any breach or termination of this Agreement. Any damages that Buyer is entitled to pursuant to this Agreement shall be accorded an administrative expense priority in Seller's Reorganization Case.

                  SECTION 18. PRESS RELEASES. Neither Seller nor Buyer will issue any press releases or public announcements of any of the transactions contemplated by this Agreement except as may be agreed to in writing by the parties, or as Seller and Buyer may be required to make under applicable law or under the rules of any stock exchange.


                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

        WITNESS:                      VICTORIA CREATIONS, INC.,
                                      Debtor in Possession, as
                                      Seller

        /s/Judith A. Nadzick          By: /s/Uzi Ruskin

                                      Title: Chairman

        WITNESS:                      VICTORIA ACQUISITION GROUP, INC.,
                                      as Buyer

        Steven O'Neil                 By: /s/Robert M. Andreoli

                                      Title: Chairman

                          *       *       *       *

                  UM&M hereby joins this Agreement solely for the purpose of agreeing to negotiate with Buyer and prepare a formal lease agreement for the Jefferson Park Road Premises and the R. J. Premises. The lease shall incorporate the provisions described in Sections 8(h) and 9(h) hereof. UM&M covenants and agrees that it will file or cause to be filed with the Bankruptcy Court any and all motions, pleadings and/or notices necessary or appropriate to obtain Bankruptcy Court approval of the UM&M Lease.

        WITNESS:                      UNITED MERCHANTS AND
                                      MANUFACTURERS, INC., as Debtor
                                      In Possession

        /s/Judith A. Nadzick          By: /s/Uzi Ruskin

                                      Title: Chairman


        Exhibits

        A.   Intentionally Omitted

        B.   Buyer's Financing Commitments

        C.   Form of SECTION 363 Notice of Intended Sale

        D.   Form of Bankruptcy Court Order Approving the Sale
             Procedures

        E.   Opinion of Seller's Counsel

        F.   Opinion of Buyer's Counsel

        G.   Buyer's Representatives' Costs and Fees

        H.   Escrow Agreement

        Schedules

        1.   Conflicts and Consents.

        2.   Qualification.

        3.   Real Property.

        4.   Intellectual Properties.

        5.   Computer Software.

        6.   Personal Property.

        7.   Labor Contracts.

        8.   Employee Benefits.

        9.   Compensation and Employees.

        10.  Powers of Attorney.

        11.  Bank Accounts.

        12.  Material Contracts.

        13.  Permits and Licenses.

        14.  Lawsuits, Proceedings.

        15.  Commitments and Purchase Orders.

        16.  Obligations to Perform; Accounts Payable.

        17.  Changes Since Filing Date.

        18.  Suppliers and Customers.

        19.  Insurance Policies.

        20.  Other Liabilities.

        21.  Victoria Design Workshop Assets.